Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement Filed June 12, 2006
Registration Statement No. 333-132868
     Zions Direct, Inc., an indirect wholly-owned subsidiary of Zions Bancorporation and a registered broker-dealer, first sent the following communication today, June 19, 2006, to certain of its existing brokerage customers.
     The information in this free writing prospectus supplements the information contained in, and should be read together with, the preliminary prospectus supplement of Zions Bancorporation filed with the Securities Exchange Commission (the “SEC”) on June 12, 2006 (including the base prospectus filed with the SEC on March 31, 2006, as well as the documents incorporated by reference therein).

Invitation to Bid in Securities Auction  www.ESOARS.com
The issuer has filed a registration statement (including a prospectus) with the SEC (File no. 333-132868) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at ww w.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (800) 524-8875.
This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.
The information in this free writing prospectus is preliminary and is subject to completion or change.
93,603 Units
ZIONS BANCORPORATION
Zions Bancorporation Employee Stock Option Appreciation Rights Securities, Series 2006
ESOARS are securities that entitle holders to receive specified payments from Zions Bancorporation upon the exercise by our employees of options in a reference pool of employee stock options, from time to time. Zions Bancorporation is offering the ESOARS in part to provide a market basis which may be used to help us estimate the fair value of the reference employee stock options and to help determine the compensation expense related to the reference options, as required under SFAS No. 123R, Share Based Payment, issued by the FASB.
Auction:
June 28, 2006, 9:30 am, EDT
to
June 29, 2006, 4:15 pm, EDT
Zions Direct is acting as Auction Agent
Contact Zions Bancorporation for more information:
(800) 544-1688; info@esoars.com.
Register by June 26, 2006, 5:00pm EDT, at www.esoars.com
The ESOARS offered by Zions Direct are: not deposits, obligations of or guaranteed by a Bank; are not insured by the FDIC; and, are subject to investment risk, including the possible loss of the capital invested.